$ 791,595,000 (Approximate)

GMAC RFC (GRAPHIC OMITTED)

 Home Equity Mortgage Asset-Backed Pass-Through Certificates, Series 2005-KS11

 RASC Series 2005-KS11 Trust

Issuer

Residential Asset Securities Corporation

Depositor

Residential Funding Corporation

Master Servicer

 November 14, 2005

CREDIT SUISSE FIRST BOSTON (GRAPHIC OMITTED)

Computational Materials Disclaimer

 The information contained in the attached materials (the "Information") has been provided by Credit Suisse First Boston LLC ("CSFB").

Neither the issuer of the securities nor any of its affiliates prepared, provided, approved or verified any statistical or numerical information presented herein, although that information may be based in part on loan level data provided by the issuer or its affiliates.

Investors are urged to read the base prospectus and the prospectus supplement and other relevant documents filed or to be filed with the securities and exchange commission because they contain important information. Such documents may be obtained without charge at the securities and exchange commission's website. Once available, the base prospectus and prospectus supplement may be obtained without charge by contacting Credit Suisse First Boston trading desk at 212-325-8549.

This communication does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this communication is preliminary and is subject to completion or change.

The information in this communication supersedes information contained in any prior similar communication relating to these securities.

This communication is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Breakeven CDR Table

The table below displays the Constant Default Rate ("CDR"), and the related cumulative collateral loss, where a writedown will occur for the first time for the referenced Class. Calculations are run to maturity. Other assumptions incorporated include: (1) prepayment speed is 23% HEP for the Fixed Rate Loans and 100% PPC for the Adjustable Rate Loans 100% PPC (100% PPC assumes that prepayments start at 2% CPR in month one, increase by approximately 2.545% each month to 30% CPR in month twelve, and remain at 30% CPR through month 22, from month 23 to month 27, 50% CPR, and from month 28 and thereafter, 35% CPR), (2) 40% loss severity, (3) 12 month lag from default to loss, (4) the one-month and six-month LIBOR are run at the forward curves, (5) the trigger event is in effect (i.e., no stepdown) and (6) no delinquencies:

		FORWARD LIBOR
CLASS	RATING (M/S)	CDR BREAK	CUM LOSS(1)
M-1	Aaa/AAA	29.3	21.20%
M-2	Aaa/AAA	23.5	18.39%
M-3	Aaa/AAA	20.1	16.52%
M-4	Aaa/AAA	17.7	15.09%
M-5	Aaa/AAA	15.5	13.68%
M-6	Aa1/AA+	13.5	12.31%
M-7	Aa2/AA+	11.0	10.84%
M-8	Aa3/AA+	10.0	9.68%
M-9	A1/AA	9.0	8.87%

(1) Expressed as a percentage of the aggregate stated principal balance of the Loans as of the Cut-Off Date

CSFB Contacts
	name	phone extension
Asset Finance:	Brendan Keane	(212) 325-6459
	John Herbert	(212) 325-2412
	Kenny Rosenberg	(212) 325-3587
	Ryan Stroker	(212) 325-0391
	Kashif Gilani - Collateral	(212) 325-8697
	David Steinberg - Collateral	(212) 325-2774
	Carrina Chan - Structuring	(212) 325-2384
	Asante Berko - Structuring	(212) 325-9081

Asset Backed Syndication:	Tricia Hazelwood	(212) 325-8549
	Jim Drvostep	(212) 325-8549
	Melissa Simmons	(212) 325-8549